Exhibit 1.1

REPURCHASE AGREEMENT

Repurchase Agreement dated as of May 14, 2017 the “Purchase Agreement”), between OM Asset Management plc (the “Company”), Old Mutual plc (the “Parent”) and OM Group (UK) Limited (the “Seller”).
WHEREAS, the Seller owns a certain number of the Company’s ordinary shares, nominal value $0.001 per share (the “Ordinary Shares”), represented by custodial receipts issued by Computershare Trustees (Jersey) Limited, the Company’s depositary, transfer agent and registrar and the Seller proposes to sell 5,000,000 Ordinary Shares to the Company (the “OM Share Repurchase”) on the terms and conditions set forth in this Purchase Agreement and in accordance with the provisions of Part 18, Chapter 4 of the UK Companies Act 2006 (the “CA 2006”);
WHEREAS, the OM Share Repurchases shall constitute “off-market” repurchases (as that expression is defined in section 693(2) CA 2006) and the shareholders of the Company shall, by ordinary resolution, approve this Purchase Agreement prior to execution by the parties hereto;
WHEREAS, at the time of any OM Share Repurchase, the Seller is considered a “related person” pursuant to applicable law and the Company’s policies and at such time any OM Share Repurchase shall be a related party transaction pursuant to Item 404 of Regulation S-K under the U.S. Securities Act of 1933, as amended (the “Securities Act”);
WHEREAS, the OM Share Repurchase that is deemed a related party transaction shall be approved by the Audit Committee of the Board of Directors of the Company pursuant to the Company’s Related Party Transaction Policy.
NOW THEREFORE, the Company, the Seller and the Parent agree as follows:

1.	Repurchase.
(a)    On the terms and conditions set forth in this Purchase Agreement, Seller shall sell and transfer to the Company, Parent shall cause Seller to sell and transfer to the Company and the Company shall purchase from the Seller, 5,000,000 Ordinary Shares. The purchase price for each Ordinary Share purchased pursuant to this Purchase Agreement (the “Repurchased Shares”) shall be the public offering price per Ordinary Share received by the underwriters (the “Repurchase Price”) in the secondary offering of the Seller’s Ordinary Shares made concurrently (i.e. on or around the same date) with the sale and purchase under this Agreement (the “Secondary Offering”).
(b)    The closing of the sale of the Repurchased Shares shall take place on such date and time as may be agreed by the Seller, the Company and the Parent. At the closing, Seller shall deliver to the Company all right, title and interest in and to the Repurchased Shares, free and clear of all liens, claims, security interests and other encumbrances and the Company shall pay to the Seller the aggregate Repurchase Price in immediately available funds by wire transfer to an account in accordance with instructions provided by Seller or Parent. The Seller shall (including, without limitation, by liaising with Computershare Trust Company, N.A. (or its successor or assign) as depositary, transfer agent and registrar of the Company (the “Depositary”) and executing such documents as the Depositary may require for the purpose), subject to and in accordance with the customary requirements and procedures of the Depositary applicable to such transaction, procure that any Ordinary Share to be sold by the Seller to the Company is transmitted or delivered so that the custodial receipt representing such Ordinary Share is surrendered and cancelled and the Company receives the Ordinary Share in record form.

(c)    For the purposes of section 696 of CA 2006, the name of the member holding Ordinary Shares to which this Purchase Agreement relates is Computershare Nominees Limited, which acts as nominee for the Depositary.
(d)    No sale or purchase of Ordinary Shares may occur pursuant to this Purchase Agreement following five years from the date of the Resolution which approves this form of Purchase Agreement, in accordance with section 694 CA 2006.
2.Representations of the Company. The Company hereby makes the following representations to the Seller and Parent:
(a)    The Company has been duly formed and is validly existing and in good standing under the laws of England and Wales.
(b)    The Company has the full right, power and authority to execute and deliver this Purchase Agreement and perform its obligations hereunder; and all action required to be taken for the due and proper authorization, execution and delivery by it of this Purchase Agreement and the consummation of the transactions contemplated hereby has been duly and validly taken. In particular, in accordance with section 694(2) of CA 2006, the Company’s members have approved this agreement by a resolution adopted at a general meeting of the members held on 29 April 2016 (the “Resolution”).
(c)    The Purchase Agreement has been duly authorized, executed and delivered by or on behalf of the Company and constitutes a valid and binding agreement of the Company, enforceable in accordance with its terms, except to the extent enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws affecting enforcement of creditors’ rights or by general equitable principles.
(d)    Unless and then to the extent that paragraph (a)(ii) of section 692(2) of CA 2006 applies, the Company will, in accordance with that section, purchase the aggregate number of Repurchased Shares out of its distributable profits.
3.Representations of the Seller. The Seller hereby makes the following representations to the Company:
(a)    The Seller has been duly formed and is validly existing and in good standing under the laws of England and Wales.
(b)    The Seller has the full right, power and authority to execute and deliver this Purchase Agreement and perform its obligations hereunder; and all action required to be taken for the due and proper authorization, execution and delivery by it of this Purchase Agreement and the consummation of the transactions contemplated hereby has been duly and validly taken.
(c)    Purchase Agreement has been duly authorized, executed and delivered by or on behalf of the Seller and constitutes a valid and binding agreement of the Seller, enforceable in accordance with its terms, except to the extent enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws affecting enforcement of creditors’ rights or by general equitable principles.
(d)    As of the date the Seller delivers the Repurchased Shares to the Company, the Seller will be the sole beneficial owner of, and will hold good and valid title to and unconditional power and authority to deliver legal ownership of the Repurchased Shares, free and clear of all encumbrances.

4.Representations of the Parent. The Parent hereby makes the following representations to the Company:
(a)    The Parent has been duly formed and is validly existing and in good standing under the laws of England and Wales.
(b)    The Parent has the full right, power and authority to execute and deliver this Purchase Agreement and perform its obligations hereunder; and all action required to be taken for the due and proper authorization, execution and delivery by it of this Purchase Agreement and the consummation of the transactions contemplated hereby has been duly and validly taken.
(c)    Purchase Agreement has been duly authorized, executed and delivered by or on behalf of the Parent and constitutes a valid and binding agreement of the Parent, enforceable in accordance with its terms, except to the extent enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws affecting enforcement of creditors’ rights or by general equitable principles.
5.Negative Covenants. Each party agrees that such party shall refrain from trading in the Company’s shares listed publicly on the New York Stock Exchange for the trading day immediately preceding the date of any repurchase of the Ordinary Shares owned by the Seller pursuant to this Purchase Agreement.

6.Assignment. This Purchase Agreement is not assignable or transferable, and constitutes the entire agreement between the parties, superseding any prior written or oral agreements or understandings with regard to this Purchase Agreement. This Purchase Agreement may be executed in one or more counterparts, each of which when so executed and delivered shall constitute a single, binding instrument.

7.Amendment. This Purchase Agreement may be varied, modified or amended only if in writing and signed by the parties hereto and provided that any such variation, modification or amendment shall only be permitted: (i) following prior approval by a duly passed a resolution of the Company in accordance with Part 18, Chapter 4 of CA 2006; and (ii) at a time when the Company is not aware of material non-public information concerning the Company or its securities.

8.This Purchase Agreement shall be governed by and construed in accordance with the laws of England and Wales, without regard to any conflict of laws rules.

9.Notices required hereunder shall be in writing submitted by email addressed as follows:

If to Seller/Parent:	Old Mutual plc 5th Floor Millenium Bridge House 2 Lambeth Hill, London, UK EC4V 4GG Attn: Colin Campbell
If to the Company:	OM Asset Management plc c/o OMAM Inc. 200 Clarendon Street, 53rd Floor Boston, MA 02116 Attn: Matt Paul

IN WITNESS WHEREOF, the undersigned have executed and delivered this Purchase Agreement as of the date first written above.
OM Asset Management plc

/s/ Stephen Belgrad
Name:	Stephen Belgrad
Title:	Executive Vice President, Chief Financial Officer

OM Group (UK) Limited

/s/ Ingrid Johnson
Name:	Ingrid Johnson
Title:	Director

Old Mutual plc

/s/ Colin Campbell
Name:	Colin Campbell
Title:	Solicitor and Group Company Secretary

[Signature Page to Repurchase Agreement]